Exhibit 99.2

Shenandoah Telecommunications Company
President’s Report
Annual Meeting of Shareholders, April 21, 2015

[Slide 1 to start; move to Slide 2 when we reach item 19 in Order of Business (closing of polls)]

Before we get into our presentations and a review of our financial results, we have disclosures to make regarding forward-looking statements and our use of non-GAAP financial measures.  [Slide 3]  The first slide discloses that our presentations include “forward-looking statements” in accordance with the rules of the Securities and Exchange Commission, and they may contain our current expectations of future events.  The second slide [Slide 4] points out that some of the performance metrics we discuss are not determined in accordance with generally accepted accounting principles, or GAAP, but they are commonly used in our industry and we believe they can provide relevant and useful information regarding our Company’s performance.

2014 was another outstanding year for Shenandoah Telecommunications, and we’re off to a great start in 2015.  [Slide 5] Last year we achieved record financial results, with the wireless business again providing the largest contribution, and our cable segment continuing to improve its results.  We are benefiting from the investments we have made in our networks, which allow us to provide advanced voice, video and data services to the communities we serve.

Here are the highlights of our record financial results in 2014, showing the continued momentum from 2013 when we were finishing up our major wireless and cable network upgrade projects.  Revenues for 2014 were $326.9 million, an increase of $18.0 million or 5.8 percent over 2013.  Net income for the year was $33.9 million, an increase of 14.5 percent over 2013, and more than double what it was in 2012.  Diluted earnings per share for 2014 were $1.39, an increase of thirteen percent from the prior year.  As a result of this strong financial performance, the Board of Directors increased the cash dividend to 47 cents per share, an increase of eleven cents or more than thirty percent, over the previous dividend.  [Slide 6] This dividend represents the fifty-fifth year of continuous dividend payments since the Company paid its first dividend in 1960.

Consistently paying a cash dividend requires being able to generate long-term growth in earnings, and having a solid balance sheet. [Slide 7]  In the five years since 2009, our diluted earnings per share have grown at a compound annual growth rate of 16.8 percent.  Consistent with our long-term view, we’ve avoided taking on excessive and unsupportable amounts of debt.  [Slide 8]  At the end of 2014, our balance sheet reflects total assets of $619 million with total long-term debt of $224 million, which is conservative for the capital-intensive telecommunications industry.

Our improving results are being reflected in our stock price.  [Slide 9] Our shares ended the year at $31.25, up 21.7 percent from the prior year end.  During March of 2014, it also reached a new all-time high closing price of $33.45; and just last Thursday closed even higher at $36.03.  This improvement is even more impressive when considering it is an almost four-fold increase since the low closing price of $9.11 in November 2011.

Late 2011 was when we were in the midst of heavily investing in upgrades to our cable networks and preparing for even larger investments in our wireless network.  This was also a time when the economy was still recovering from the major recession.  Despite the economy, we had made the long-term decision to proceed with our network upgrades, and to position ourselves for the increasing demand in broadband by both mobile and fixed-line customers.  Customers connect to our networks with a growing number and variety of broadband enabled devices, and data usage continues to surge.  [Slide 10] The fastest data growth is occurring in wireless, where our data usage more than doubled last year.  On average during 2014, each of our wireless data customers consumed approximately three Gigabytes, or three Billion bytes, of data per month.  As a frame of reference, a Gigabyte is approximately the amount of data contained in 200 songs, or in one broadcast quality movie, or seven minutes of a high-definition TV video.

The amount of data used by customers on our cable network [Slide 11] increased a healthy 70 percent last year, not quite as fast as it did in wireless, but at approximately seventy Gigabytes of data per month, the average cable data customer consumes a significantly larger amount than does a wireless customer.  The bars on this and the previous slide represent the monthly average total data usage on our wireless and cable networks.  The scale is in Terabytes, which is a trillion bytes.  For comparison, the amount of data in the entire printed collection of the Library of Congress is estimated to be ten Terabytes.

If we hadn’t upgraded our networks when we did, we would not have been able to keep up with this growth.  This would have resulted in unacceptable service quality, and instead of being able to continue adding customers, we would have likely begun to lose them.  We don’t expect the demand for broadband will slow down, and we will continue adding capacity to meet our customers’ needs.  Earle will touch on some of our planned investments when he gives his report.

In our Wireless business, [Slide 12] we experienced solid growth in the number of customers, with increases in both post-paid and pre-paid.  Postpaid customers grew by more than five percent compared to the prior year, and prepaid customers by almost six percent.  We ended the year with more than 433 thousand wireless users, of which about 288 thousand were postpaid and 145 thousand were prepaid.  Our wireless customer growth is a result of having an upgraded network with an extremely low number of blocked and dropped calls, a strong local sales distribution leveraged with Sprint's national marketing, and our focus on providing high-quality local customer service.

Our Cable segment also delivered strong growth in 2014, [Slide 13] as demand for our high speed internet and voice services outpaced the anticipated decrease in video subscribers.  We ended 2014 with almost 122 thousand total cable RGUs, up almost seven percent from the year-end 2013 total.  A key to continued improvement in Cable operating results is selling multiple services to existing and new customers.  During 2014, our number of cable segment customers increased two and a half percent, with the average RGUs per customer increasing to 1.71 at the end of 2014, compared to 1.64 at the end of 2013.  As you can see from the slide, the number of video RGUs continued to decline, while broadband and voice RGUs had good increases.  When we made the new investments in our cable systems in 2008 and 2010, we anticipated that we would cross over to having more broadband RGUs than video RGUs, and that just occurred in the first quarter of 2015.

We expect the decline in video RGUs will continue, primarily for two reasons.  First, programmers and broadcasters continue to demand outsized rate increases for their content, driving up the cost of the programming packages we are able to offer.  Second, consumers have an increasing number of choices to receive content online, and more frequently they are turning to these alternatives to traditional cable video service.  Online consumption of video from providers such as Netflix and YouTube continues to increase, and that is the primary driver of the increase in broadband utilization shown on the earlier slides.

We continue to focus on ways to further improve the capacity and reliability of our cable and wireless networks, and to provide a level of service and reliability typically only available in metropolitan areas. [Slide 14] In addition to the major network upgrades completed in recent years, we have deployed redundant and diverse fiber routes between our service areas and major Internet exchange points in Northern Virginia and Atlanta.  This increases our data capacity and improves our reliability in the event of fiber cuts or outages.  [Slide 15] We also continue to add more diversity and capacity within our local distribution networks, ensuring customers’ data speeds are not slowed due to congestion from lack of bandwidth.

In addition to supporting our cable and wireless businesses, both our fiber network and our portfolio of wireless towers serve as additional sources of revenues and cash flow. [Slide 16] The total value of new fiber lease contracts signed in 2014 was almost $20 million, primarily from contracts to provide fiber connections to cell sites operated by other wireless carriers.  Lease revenue from both affiliates and non-affiliates increased to $32.6 million in 2014, an increase of 18.1 percent from 2013.  In addition to making use of our 154 towers for our own PCS business, we also lease space on them to other wireless carriers.  These leases generated over $10 million in revenue in 2014, a continuation of the steady growth seen in earlier years.

Our traditional local telephone business continues to experience a gradual loss of local access lines and larger losses of access revenue [Slide 17] as customers replace traditional landline services with competitive alternatives to traditional telephone service.  This is an industry trend which has been going on for many, many years, and while our rate of loss is lower than the industry’s, we are not immune from the trend.  However, being a diversified telecommunications provider also lets us take advantage of these trends, as we do when we are able to pick up additional wireless and cable voice customers.

There are still many industry challenges facing small telecommunications providers, including [Slide 18] the uncertainty of the impact from federal efforts to regulate broadband services and impose rules regarding what is commonly called “net neutrality”; as well as changes being made to the national Universal Service Fund program. The Federal Communications Commission recently published its broadband regulations, and has already been challenged in court by the major industry trade associations.  The FCC has also undertaken, through the Connect America Fund, to increase the availability to broadband services, but it is uncertain how this effort will be implemented, and what the impact will be on rural network providers.

While our industry works with our regulators and legislators in an attempt to reach workable solutions to these issues, the current uncertainty hampers our ability to enhance and expand our service offerings.  Not knowing the potential impact from changing regulations makes it more difficult to justify making large capital investments, which in turn limits the geographic areas to which we can economically expand our network.

Our vision is to ensure that rural communities have access to the same level of telecommunications services as those found anywhere else in the United States.  While we strive to always offer highly reliable and quality services, the economics and cost structure of serving small rural markets makes delivering service more costly than in densely populated metropolitan areas. [Slide 19] Serving rural areas with fewer customers per route mile or fewer customers within range of our cell sites requires a larger investment per customer.  Our technicians have to travel longer distances between customers, and we have fewer customers over which to distribute our fixed costs of towers, base stations, headends, switches, routers and other basic network components.  As a small rural provider, we also do not have the buying power of a large national provider, and are forced to pay a much higher cost per customer for video content than would be paid by companies like Comcast or Dish.  At the same time, we still face the industry-wide issue of rampant price increases for that content. Incurring unreasonable costs for access to video content lessens our ability to provide video services at an economical price, or at a level the majority of potential customers can afford.  Despite these cost disadvantages, we strive to offer services that are a good value for our customers while earning a fair return on our shareholders’ investment.

Since our founding in 1902, our organization has focused on providing service to areas larger companies do not want to serve.  It makes more economic sense for them to operate in larger urban markets, where they can more easily reach profitability because of the lower cost to serve densely populated areas.  While we face many challenges in fulfilling our vision in rural markets, we take great pride in the ability of our employees to overcome those challenges.  Our local approach to service relies heavily on these employees.  [Slide 20] Our employees have deep roots in the communities we serve, and have a keen desire to help make their communities vibrant and thriving places to live.  The stories in our annual report give a few examples of our employees’ efforts to help make our communities a better place through their group volunteer efforts.  On an individual basis, our employees also contribute to their communities in countless ways as volunteers and members of the many service organizations and institutions which serve as the backbone of our communities.  Their efforts are to be commended.

I remain confident in the ability of our employees, management, and Board of Directors to successfully meet the challenges we face.  We remain focused on providing quality services to our communities while earning a fair return on our shareholders’ investment.  Our long-time motto “We must serve well to prosper – we must prosper to serve well” remains as relevant today as it was in our earlier days of being just a local telephone company.  Whether our customers are using our voice, video or broadband services, either through landlines, cable connections or wirelessly, they expect and demand quality services.  It is only by continuing to invest in our networks and by delivering quality service, that we will be able to continue increasing long-term value for our shareholders.

I'll now ask Earle [Slide 21] to review our operational results, and then Adele will recap our financial results for 2014.

Chief Operating Officer’s Report
Annual Meeting of Shareholders, April 21, 2015

Good Morning

2014 was a very good year for your company.  We had strong customer growth and our networks performed at their best levels ever.

(Slide 22) We continued our track record of positive postpaid wireless customer growth in every quarter since 1999.  We added 14,146 net postpaid PCS customers in 2014, up from 10,829 in 2013, ending 2014 with 287,867 postpaid PCS customers.

Led by T-Mobile, in 2014 the wireless industry experienced its first price war in its 30 year history.  The wireless companies decoupled the phone from the service plan.  Rather than the wireless companies subsidizing the phone and collecting for the phone over a two year service contract, they lowered their service prices and introduced phone installment sales and leases with the customer paying the full cost of the phone over 24 months.  Additionally, the wireless companies increased the amount of data that was included in service plans and in many cases offered deep promotional discounts for 12 months or more.

(Slide 23)  The impact of all the price activity on Shentel is shown on this slide.  For the past several years, we had seen strong steady increases in Postpaid Gross Billed Revenue per User, but the decoupling of the phone and the promotions resulted in lower revenue per user in the 4th quarter of 2014.  Average monthly postpaid gross billed revenue per user dropped to $62.74 in the fourth quarter of 2014 compared to $64.47 in the fourth quarter of 2013, an annual impact of approximately $6 million.  We have seen the trend of lower monthly revenue continue into 2015 and expect the decrease to continue into 2016.  On the positive side, since we are subsidizing fewer phones, our cost of customer acquisition decreased offsetting the lower revenue per customer.  With the high cost of new spectrum and building additional capacity, we believe that wireless prices must follow a U curve and start to increase in late 2016 or 2017.

With virtually everyone that wants a wireless phone having one, the competition in the wireless industry will continue to be intense.   The number of devices on the network continues to increase as customers are carrying more than one wireless device, such as tablets.  The marketing focus has shifted away from adding new users to taking customers from other carriers.  Evidence of this change in the marketplace is that several wireless companies, including Sprint, will pay a user up to $650 to switch from one wireless company to another.  All of our market research continues to show that although price is an important consideration, the quality of the network is still the most important factor in customers selecting and staying with a wireless provider.  All of the major wireless companies continue to spend billions of dollars each year to upgrade their network.  From an overall national perspective, Verizon continues to have the best network, with Sprint the weakest.  The new Sprint President and CEO is committed to narrowing the gap.

Average gross billed revenue per prepaid user increased slightly (Slide 24) to $27.72 in the fourth quarter of 2014 from $27.47 in the fourth quarter of 2013.  Although the increase is small, there were many moving parts that impacted revenue.  We saw significant growth in Boost Mobile customers, the most profitable prepaid offering, but Sprint lowered the price of Boost service $5 per month due to increased competition.  We also saw a decrease in both Virgin Mobile and Assurance customers.

On the next slide, (Slide 25) we compare our 2014 results with the other major wireless companies.  The top line shows the number of covered POPs or the number of people that are within your service area.  For example, Shentel’s network covers 2.2 million people compared with Verizon that covers 305 million people in the United States.

The second line is the total net postpaid and prepaid customers added or lost in 2014.  Shentel added 22 thousand net new customers, Verizon 5.4 million, Sprint 575 thousand, with US Cellular and nTelos both losing net customers in 2014.

The third line shows the percentage growth by taking the number of net customers gained or lost and dividing by the number of covered POPs.   This is a better indicator of how Shentel did in 2014.  You see that we had better growth than any company other than T-Mobile.

The fourth line is the number of total customers at the end of 2014.  The bottom line is the penetration, which is the number of year end customers divided by the number of covered POPs.  What this shows is that 1 in 5 people that live within our service area have our wireless service.   In comparing penetration, you see that we either tie or exceed everyone except Verizon and AT&T.

Over the past year, T-Mobile has grown faster than any other wireless company and appears in the first quarter of 2015 to have moved into third place ahead of Sprint.  Sprint has struggled to get their network upgrade completed and continues years of losses of the more profitable postpaid customer.  Under their new President & CEO, Sprint has gotten more aggressive, running more advertising and has introduced more compelling price plans.

In spite of Sprint’s issues, we have been able to thrive.  The good news is that most wireless users’ perception of the wireless companies is what they experience locally.  We have built great networks that are equal to or better than our competitors, including Verizon.  This is substantiated by an independent company, Root Metrics that evaluates the quality of service in markets across the nation.  The only market that we serve that is large enough for a study is Harrisburg, PA.  In September of 2014, Root Metrics reported that our network in Harrisburg was on par with Verizon, the gold standard and better than AT&T and T-Mobile.  Our focus on local marketing, distribution and customer service has been the basis of successfully competing and being able to grow our wireless business when Sprint has struggled.

I would now like to shift to our cable results, which were equally positive for 2014.  This slide (Slide 26) shows the number of cable revenue generating units or services.  Each video, internet or voice service is a revenue generating unit or RGU.  If a customer purchases 3 services from Shentel, we have one customer and 3 RGUs.  We ended 2014 with 121,716 total RGUs.

In 2014, we added 5,583 net Internet RGUs, 3,274 net voice RGUs and lost 981 net video RGUs for a total gain of 7,876 RGUs compared to 5,757 in 2013.  For the past few years, the entire cable industry has been losing video RGUs as younger viewers are not purchasing traditional cable, but are streaming programming to their phones and tablets from services like Netflix and Hulu Plus.  As video RGUs have decreased, we have seen very strong growth in Internet RGUs with the new and existing customers purchasing higher speeds.

Average monthly revenue per customer (Slide 27) increased by $8.79 between the fourth quarters 2013 and 2014 to $96.78.  The increase was a combination of a rate increase on video services at the beginning of 2014 and customers purchasing more services and in particular higher Internet speeds.

Over the past few years, we have passed on substantial price increases to our video customers.  In every case, the amount we increased the customers’ bill was the amount that the programmers increased our costs of programming.  We have not been able to pass on any of the other increases in costs of offering video services because of concerns in pricing our customers out of our video service.  Programming is concentrated in the hands of just a few major media companies. They have huge market power, forcing us to take channels we don’t want, dictating where we must place their channels within the line-up and which service packages.  We anticipate that programming costs will continue to grow at over 10% a year, leaving us no choice but to continue significant annual price increases.

Additionally, outdated laws passed in the 90’s allow the local broadcasters to charge cable operators and their customers for local programming that is free off the air.  Here in Shenandoah County, the fees to local broadcasters went from $4.09 in 2014 to $5.40 in 2015.  For our customers in Oakland, Maryland the local broadcast fees increased over $6, from $1.29 to $7.37.  It is projected that broadcast fees will more than double again by 2020.

Being a smaller cable operator, we don’t have the negotiating power of a Comcast or Dish.  We are a member of a buying cooperative of mid-size and small operators, but even together we are still much smaller than the big guys.  For local broadcast programming and regional sport networks, we must negotiate on our own.  Sports programming has been and continues to be a major driver of price increases.  The sport programmers know that they can negotiate huge contracts for college and professional sports and pass those increases on to the cable company’s customers.  For Shentel to get access to their programming, they require us to put their programming in our video packages with the most customers resulting in more revenue for them.

When we ask to make theirs a premium channel like HBO and are willing to pay them a premium price, they refuse, knowing that the number of viewers that would pay the premium price is limited.   Over the past year a growing number of smaller cable operators are dropping programming rather than paying the high prices.  With more alternative programming, such as Netflix and HBO Go, more cable operators, including Shentel, are deemphasizing video and focusing on broadband.

We have been active through our trade organization, the American Cable Association, in lobbying Congress and the FCC to provide some relief from the ever increasing programming costs.  We will continue to work on behalf of our customers to provide a robust line up at a reasonable cost.

My next slide (Slide 28) shows the penetration trend line for Video, Internet and Voice since 2010.  The percentage is calculated by taking the number of RGUs and dividing by the number of homes passed where we offer that service.  The last column is titled Peer Average.  This is the average of the 5 cable operators that are just larger and the five that are just smaller than Shentel.  You see that we compare favorably to this group.

(Slide 29)  Chris spoke earlier about the downward trends in our regulated telephone business, but we continue to see slow steady growth in DSL customers in our telephone service area.  We ended the year with 12,742 DSL customers or said another way, 59% of our access lines also have DSL.  We continue to look for ways to increase broadband options for our customers.

Over the past 20 plus years, we have made significant investments in expanding our fiber network that currently exceeds 4300 miles.  Our fiber network is a very important strategic asset, providing the backbone for both our wireless and cable businesses.  Over the past few years, we have been more focused on selling capacity on our fiber network to third parties.  A few of the customer segments we have pursued are County and city school systems in VA and WV and fiber to other wireless carriers’ cell sites.  (Slide 30) As Chris mentioned earlier, we sold almost $20 million new fiber contracts to others in 2014.  We continue to add additional sales resources and expect to significantly exceed $20 million in 2015.

There have been lots of news stories about the need for broadband in rural America, Google building fiber networks in selected neighborhoods in urban areas and the deployment of gigabit networks.  You should be proud that Shentel is at the cutting edge of bringing technology to our customers.  We were the first company to offer 100 gigabit service in Virginia and West Virginia.  We offer our fiber customers a wide range of services up to 100 gigabit speed.  Our coax networks offer customers up to 100 Mbps of service when previously their only option may have been dial up.  The FCC will be using a reverse auction in 2016 to distribute monies from the Universal Service Fund to expand broadband in rural America.  We are monitoring that proceeding and if viable, Shentel will participate to expand broadband into new areas adjacent to our current service areas.

(Slide 31) After record years of capital expenditures in 2012 and 2013 to rip and replace of our entire wireless network and make substantial upgrades to our cable networks, we saw a huge decrease in 2014, down to approximately $60 million.   Major accomplishments in 2014 included building 154 miles of new fiber routes, expanding fiber to 33 new cell sites, adding 11 new cell sites, building fiber to the home in two new cable franchise areas and adding additional broadband capacity in both our wireless and cable networks.

In 2015, we expect to spend approximately $75 million.   We will add 18 new cell sites, expand our LTE network capacity, launch Spark service at fifty sites, which is very high speed data capacity using new 2.5 spectrum, add 4 new Sprint stores in Pennsylvania, build fiber to 25 additional cell sites, expand our fiber network, including a new route across southern Pennsylvania and up to Harrisburg to create a fiber ring and add additional capacity to our cable networks.

Before I turn the podium over to Adele, I would like to share a few thought about how we are able to differentiate ourselves and compete successfully against competitors whom in virtually every case are much larger than Shentel.  We market under both the Sprint and Shentel brands.  Although we are required to follow the Sprint brand guidelines, we produce and run several million dollars each year of local advertising.  We are able to craft the message to highlight our advantages and offer local promotions that are near impossible for Verizon and AT&T to respond to since they approach the market using a national view.  We have more Shentel owned Sprint stores than Verizon or AT&T and from the first day we got into wireless we have focused on the local experience.  As a result, we have been able to grow our wireless customer base, with our existing customers being our best advocates.

Previously, I shared with you our new Shentel brand and look.  The new branding has been extremely successful and has positioned Shentel as the local provider that understands what our customers want and can be more responsive than CenturyLink, Frontier or Verizon.  When we acquired the cable markets in southern Virginia and West Virginia,, the many previous cable providers had a horrible reputation.  With the work of our dedicated employees, we rebuilt the networks, have gotten our service indexes at outstanding levels and with our customer service and tech support employees doing a great job taking care of our customers we have turned around that negative perception.  Our strong customer growth is a testament to our success.

To continue to successfully compete, we will need to continue to invest in our employees.  We are spending an ever increasing amount on training and expanding their education.  We enhanced our tuition reimbursement policy in 2014 to encourage our employees to continue their education to help them grow and to prepare themselves for the ever changing requirements of the workplace.

I will now turn the podium over to Adele.

Thank you.

(Slide 32)

Chief Financial Officer’s Report
Annual Meeting of Shareholders, April 21, 2015

Thank you, Earle.  This morning I’ll be reviewing Shentel’s financial results, focusing on 2014, but also touching on our longer term performance.

Chris gave you the highlights of our outstanding 2014 financial performance.  I’ll walk you through the components of our income statement to highlight the drivers that lead to another banner year.

This slide [Slide 33] shows the growth in our consolidated revenues. In 2014, revenues grew nearly 6% and, over the past five years, revenues have grown by more than 67%.

This slide [Slide 34] shows how the three segments of our business have contributed to that growth, in more recent years.

In orange, you see that the wireline segment’s revenues have remained relatively constant over this period of time.  While the total hasn’t changed much, the source of the revenues in our wireline business have shifted significantly.  In the last year, we’ve lost over 2% of our telephone customers, and nearly 3% of our long distance customers.  In addition, between 2013 and 2014, the access fees (paid primarily by other long distance carriers to our Telephone Company to handle their calls) dropped by over 2%.  The 6% overall growth in Wireline revenues was achieved by the sale of high capacity fiber connections to businesses, as Earle mentioned earlier.  As a result, the Wireline revenues have remained flat while revenues from the other two areas have grown, and the Wireline business has gone from generating well over 14% of our external revenues in 2012 to just 12% in 2014.

The blue bars show the wireless segment’s revenues.  This segment generated 61% of Shentel’s revenues in 2014.  This segment benefited from a 9.5% increase in the number of postpaid customers between December 31, 2012 and December 31, 2014.  Driven primarily by the growth in data usage of these customers as Chris reviewed earlier, the average monthly data revenue from these postpaid customers has grown by almost 13% between 2012 and 2014.  Our investment in fourth generation wireless technology gives us a solid network to support continued growth in this segment.

In addition, the prepaid customer base has grown by over 13% between December 31, 2012 and December 31, 2014.  This, combined with the change in the mix of customers has driven and increase in prepaid revenues of over 38% during the last two years.

The cable segment’s revenues shown in the yellow bars generated 26% of the company’s revenues in 2014.  As Earle discussed, the voice and high speed data customers in this segment have grown substantially.  This, in combination with our need to recover the programming fees our video content providers are charging Shentel has generated nearly a 20% increase in the Cable segment’s revenues.

[Slide 35] This slide depicts the changes in the components of our operating expenses for the last 3 years.  Our total operating expenses were flat between 2012 and 2013.  However, there was a substantial shift in the components of the operating expenses between these years.  The 2012 expenses included two unusual events shown on this chart that were not repeated in 2013.  We discussed both of these events in previous meetings, and they are footnoted on this slide.     We also incurred significant depreciation expenses in 2012 not repeated in 2013.  These expenses to reflect the acceleration of depreciation on third generation wireless technology as we removed it from service.

In 2014, the story is quite different.  We completed the planned investments in fourth generation technology in the Wireless segment.  This and the other network improvements we made to offer a robust cable service generated a substantial increase of 8.5% in the depreciation costs between 2013 and 2014.  We held selling, general and administrative costs in check with just a 2.5% increase in these costs between these years.  The cost of goods and services sold increased by 3.7% between 2013 and 2014 to support the growth in the customer base and its growing data needs as Earle and Chris reviewed with you earlier.

[Slide 36] The net result of all these items is the growth in operating income you see between 2013 and 2014 as the 5.8% growth in overall revenues outpaced the 4.5% growth in expenses.  The significant investments the company has made in enhancing its network and the related increases in operating costs are now being rewarded.

As Chris discussed earlier, our continued profitability and our long-term growth in earnings supported a dividend of $.47 per share in 2014.   [Slide 37].  This slide provides a measure of our ability to pay dividends and expand the business through acquisition by showing our operating cash flow from operations net of the cash required for capital spending.  With the completion of the 4G upgrade to our wireless network in 2013, we have reduced capital spending and, as a result are generating additional operating cash flow.  Some of that additional cash flow will be directed to the repayment of the $224 million of outstanding debt.  These repayments began in the fourth quarter of 2014 and will continue at $23 million per year for the next five years.  The company will also be paying more in taxes in 2015, since Congress has not extended some of the tax incentives we enjoyed in recent years.  Despite this, we expect to have the resources to continue our tradition of reliably paying, and hopefully increasing, dividends in the years to come.

I’ll now turn the podium back to Chris.  Thank you.

[Slide 38]